Exhibit 99.1

IT Tech Packaging, Inc. Announces Second Quarter 2019 Financial Results

Company to Host Earnings Conference Call on Friday, August 9, 2019, at 8:00 am ET

BAODING, China, August 8, 2019 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE MKT: ITP) ("IT Tech Packaging" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Unaudited Financial Results

	For the Three Months Ended June 30,
($ millions)	2019	2018	% Change
Revenues	33.62	33.14	1.5%
Regular Corrugating Medium Paper ("CMP")*	20.88	23.31	-10.4%
Light-Weight CMP**	5.31	5.60	-5.2%
Offset Printing Paper	6.24	4.23	47.5%
Tissue Paper Products	1.19	0.00	NM

Gross profit	2.91	3.02	-3.6%
Gross profit (loss) margin	8.7%	9.1%	-0.4 pp ***
Regular Corrugating Medium Paper ("CMP")*	7.7%	9.1%	-1.4 pp ***
Light-Weight CMP**	6.7%	12.6%	-6.0 pp ***
Offset Printing Paper	26.0%	4.5%	21.5 pp ***
Tissue Paper Products	-56.7%	NM	NM

Operating income (loss)	0.53	-0.01	4,632.5%
Net income	0.45	0.11	309.2%
EBITDA	4.63	3.65	26.8%
Basic and Diluted earnings (loss) per share	0.02	0.01	100.0%

* Products from PM6
** Products from PM1
*** pp represents percentage points

•	Revenue increased by 1.5% to $33.6 million, primarily attributable to increase in sales volume of corrugating medium paper (“CMP”), offset printing paper and tissue paper products, partially offset by the decreases in average selling prices (ASP) for both CMP and offset printing paper.
•	Gross profit decreased by 3.6% to $2.9 million. Gross margin decreased by 0.4 percentage point to 8.7%. The decrease in gross margin were primarily related to lower gross margins from CMP products and the negative gross margin for tissue paper products.
•	Income from operations was $0.5 million, compared to loss from operations of $11,730 for the same period of last year.
•	Net income was $0.5 million, or $0.02 per basic and diluted share, compared to net income of $0.1 million, or $0.01 per basic and diluted share, for the same period of last year.
•	Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased by 26.8% to $4.6 million.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “With sales volume increasing by 32.8% year-over-year and reaching the highest level since the first quarter of 2017, our 2019 second quarter results highlighted continued recovery of our business. Despite continued downward trend in ASPs that offset the increases in sales volume for both CMP and offset printing paper, we managed to grow our top line by 1.4% and made a successful turnaround, thanks to solid contribution from offset printing paper products and tissue paper products that we commenced production by the end of 2018. Looking ahead, we expect the market demands and ASPs for our paper products will be stable in the upcoming quarters. ”

Revenue

For the second quarter of 2019, total revenue increased by $0.5 million, or 1.5%, to $33.6 million from $33.1 million for the same period of last year. The slight increase in total revenue was mainly due to increase in sales volume of CMP products, offset printing paper and tissue paper products, partially offset by the decrease in average selling prices (ASP) for both CMP products and offset printing paper.

The following table summarizes revenue, volume and ASP by product for the second quarter of 2019 and 2018, respectively:

	For the Three Months Ended June 30,
	2019			2018
	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	20,883	47,994	435	23,307	38,541	605
Light-Weight CMP	5,311	12,582	422	5,600	9,543	587
Offset Printing Paper	6,237	8,559	729	4,228	4,911	861
Tissue Paper Products	1,189	1,254	948	-	-	-
Total	33,620	70,389	478	33,135	52,995	625

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $2.7 million, or 9.4%, to $26.2 million and accounted for 77.9% of total revenue for the second quarter of 2019, compared to $28.9 million, or 87.2% of total revenue, for the same period of last year. The Company sold 60,576 tonnes of CMP at an ASP of $432/tonne in the second quarter of 2019, compared to 48,084 tonnes at an ASP of $601/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $2.4 million, or 10.4%, to $20.9 million, resulting from sales of 47,994 tonnes at an ASP of $435/tonne, during the second quarter of 2019, compared to revenue of $23.3 million, resulting from sales of 38,541 tonnes at an ASP of $605/tonne, for the same period of last year. Revenue from light-weight CMP decreased by $0.3 million, or 5.2%, to $5.3 million, resulting from sales of 12,582 tonnes at an ASP of $422/tonne for the second quarter of 2019, compared to revenue of $5.6 million, resulting from sales of 9,543 tonnes at an ASP of $587/tonne for the same period of last year.

Revenue from offset printing paper increased by $2.0 million, or 47.5%, to $6.2 million for the second quarter of 2019, from $4.2 million for the same period of last year. The Company sold 8,559 tonnes of offset printing paper at an ASP of $729/tonne in the second quarter of 2019, compared to 4,911 tonnes at an ASP of $861/tonne in the same period of last year.

We process base tissue paper purchased from a long-term supplier and produce finished tissue paper products, including toilet paper, boxed and soft-packed tissues, handkerchief tissues and paper napkins, as well as bathroom and kitchen paper towels that are marketed and sold under the Dongfang Paper brand. In December 2018, we completed the construction and installation and test of operation of PM8 and announced the commercial launch of tissue paper production. Revenue from tissue paper products was $1.2 million, resulting from sales of 1,254 tonnes at an ASP of $948/tonne, for the second quarter of 2019.

Gross Profit and Gross Margin

Total cost of sales increased by $0.6 million, or 1.9%, to $30.7 million for the second quarter of 2019 from $30.1 million for the same period of last year. Overall cost of sales per tonne was $436 for the second quarter of 2019, compared to $569 for the same period of last year. The decrease in overall cost of sales per tonne was mainly due to decreased material costs, specifically lower average unit purchase costs of recycled paper board and recycled white scrap paper in the second quarter of 2019. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $402, $394, $539, and $1,486, respectively, for the second quarter of 2019, compared to $550, $513, $823 and $nil, respectively, for the same period of last year.

Gross profit decreased by $0.1 million, or 3.6%, to $2.9 million for the second quarter of 2019 from $3.0 million for the same period of last year. Overall gross margin was 8.7% for the second quarter of 2019, compared to 9.1% for the same period of last year. The decrease in gross profit and gross margin were mainly related to lowered gross margin for CMP products and the negative gross profit margin for tissue paper products. Gross margins for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were 7.7%, 6.7%, 26.0%, and negative 56.7%, respectively, for the second quarter of 2019, compared to 9.1%, 12.6%, 4.5%, and nil, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") decreased by $0.6 million, or 20.5%, to $2.4 million for the second quarter of 2019 from $3.0 million for the same period of last year. The decrease was mainly related to less repair and maintenance costs incurred for the second quarter of 2019 as all of our production was resumed since the first quarter of 2019. As a percentage of total revenue, SG&A was 7.2% for the second quarter of 2019, compared to 9.1% for the same period of last year.

Income (loss) from Operations

Income from operations was $0.5 million for the second quarter of 2019, compared to loss from operations of $11,730 for the same period of last year. The increase in income from operations was primarily due to decreased SG&A expenses this year as discussed above. Operating margin was 1.6% for the second quarter of 2019, compared to operating loss margin of 0.04% for the same period of last year.

Net Income

Net income was $0.5 million, or $0.02 per basic and diluted share, for the second quarter of 2019, compared to net income of $0.1 million, or $0.01 per basic and diluted share, for the same period of last year.

EBITDA

EBITDA was $4.6 million for the second quarter of 2019, compared to $3.6 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission ("SEC"). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended June 30,
($ millions)	2019	2018
Net income (loss)	0.45	0.11
Add: Income tax	0.08	-0.55
Net interest expense	0.24	0.41
Depreciation and amortization	3.86	3.68
EBITDA	4.63	3.65

First Half of 2019 Financial Results

	For the Six Months Ended June 30,
($ millions)	2019	2018	% Change
Revenues	51.07	35.04	45.8%
Regular Corrugating Medium Paper ("CMP")*	33.11	24.22	36.7%
Light-Weight CMP**	8.68	6.25	38.8%
Offset Printing Paper	6.24	4.56	36.9%
Tissue Paper Products	3.05	0.00	NM

Gross profit	2.72	2.32	17.0%
Gross profit (loss) margin	5.3%	6.6%	-1.3 pp ***
Regular Corrugating Medium Paper ("CMP")*	4.7%	8.0%	-3.3 pp ***
Light-Weight CMP**	2.0%	5.1%	-3.1 pp ***
Offset Printing Paper	26.0%	1.4%	24.6 pp ***
Tissue Paper Products	-21.0%	NM	NM

Operating income (loss)	-2.64	-4.53	41.7%
Net income	-2.27	-3.98	42.8%
EBITDA	5.44	3.16	72.4%
Basic and Diluted earnings (loss) per share	-0.10	-0.19	47.4%

* Products from PM6
** Products from PM1
*** pp represents percentage points

Revenue

For first half of 2019, total revenue increased by $16.0 million, or 45.8%, to $51.1 million from $35.0 million for the same period of last year. The increase in total revenue was mainly due to increase in sales volume of CMP, offset printing paper and tissue paper products, which was partially offset by the decrease in ASP of CMP and offset printing paper. The following table summarizes revenue, volume and ASP by product for the first half of 2019 and 2018, respectively:

	For the Three Months Ended June 30,
	2019			2018
	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	33,108	74,287	446	24,215	40,213	602
Light-Weight CMP	8,676	20,007	434	6,252	10,794	579
Offset Printing Paper	6,237	8,559	729	4,557	5,290	861
Tissue Paper Products	3,049	2,857	1,067	-	-	NM
Total	51,070	105,710	483	35,037	56,297	622

Revenue from CMP, including both regular CMP and light-Weight CMP increased by $11.3 million, or 37.1%, to $41.8 million, and accounted for 81.8% of total revenue for the first half of 2019, compared to $30.5 million, or 87.0% of total revenue for the same period of last year. The Company sold 94,294 tonnes of CMP at an ASP of $443/tonne in the first half of 2019, compared to 51,007 tonnes at an ASP of $597/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by $8.9 million, or 36.7%, to $33.1 million, resulting from sales of 74,286 tonnes at an ASP of $446/tonne during the first half of 2019, compared to revenue of $24.2 million, resulting from sales of 40,213 tonnes at an ASP of $602/tonne for the same period of last year. Revenue from light-weight CMP increased by $2.4 million, or 38.8%, to $8.7 million, resulting from sales of 20,007 tonnes at an ASP of $434/tonne for the first half of 2019, compared to revenue of $6.3 million, resulting from sales of 10,794 tonnes at an ASP of $579/tonne for the same period of last year.

Revenue from offset printing paper increased by $1.7 million, or 36.9%, to $6.2 million for the first half of 2019 from $4.6 million for the same period of last year. The Company sold 8,559 tonnes of offset printing paper at an ASP of $729/tonne in the first half of 2019, compared to 5,290 tonnes at an ASP of $861/tonne in the same period of last year.

Revenue from tissue paper products was $3.0 million for the first half of 2019, resulting from sales of 2,857 tonnes of tissue paper products at an ASP of $1,067/tonne in the first half of 2019.

Gross Profit and Gross Margin

Total cost of sales increased by $15.6 million, or 47.8%, to $48.4 million for the first half of 2019 from $32.7 million for the same period of last year. The increase in overall cost of sales was mainly a result of the increase in sales volume, partially offset by decrease of cost of recycled paper board and recycled white scrap paper. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products were, $425, $425, $539, and $1,291, respectively, for the first half of 2019, compared to $554, $550, $849, and $nil, respectively, for the same period of last year.

Total gross profit increased by $0.4 million, or 17.0%, to $2.7 million for the first half of 2019 from $2.3 million for the same period of last year. Overall gross margin decreased by 1.3 percentage points to 5.3% for the first half of 2019 from 6.6% for the same period of last year. Gross margins for regular CMP, light-weight CMP, offset printing paper and tissue paper products were 4.7%, 2.0%, 26.0% and negative 21.0%, respectively, for the first half of 2019, compared to 8.0%, 5.1%, 1.4%, and nil, respectively, for the same period of last year.

Selling, General and Administrative Expenses

SG&A expenses decreased by $1.5 million, or 21.2%, to $5.4 million for the first half of 2019 from $6.8 million for the same period of last year. As a percentage of total revenue, SG&A expenses was 10.6% for the first half of 2019, compared to 19.5% for the same period of last year.

Loss from Operations

Loss from operations decreased by $1.9 million, or 41.7%, to $2.6 million for the first half of 2019 from $4.5 million for the same period of last year. Operating loss margin was 5.2% for the first half of 2019, compared to 12.9% for the same period of last year.

Net Loss

Net loss decreased by $1.7 million, or 42.8%, to $2.3 million, or loss per basic and diluted share of $0.10, for the first half of 2019. This compared to net loss of $4.0 million, or loss per basic and diluted share of $0.19, for the same period of last year.

EBITDA

EBITDA increased by $2.3 million, or 72.4%, to $5.4 million for the first half of 2019 from $3.2 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission ("SEC"). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Six Months Ended June 30,
($ millions)	2019	2018
Net income (loss)	-2.27	-3.98
Add: Income tax	-0.57	-1.09
Net interest expense	0.49	0.81
Depreciation and amortization	7.79	7.41
EBITDA	5.44	3.16

Cash, Liquidity and Financial Position

As of June 30, 2019, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), notes payable and long-term debt (including related party loans) of $1.1 million, $6.9 million, $nil and $9.1 million, respectively, compared to $8.5 million, $14.3 million, $3.6 million and $6.9 million, respectively, at the end of 2018. Net accounts receivable was $3.2 million as of June 30, 2019, compared to $2.9 million as of December 31, 2018. Net inventory was $5.8 million as of June 30, 2019, compared to $2.9 million at the end of 2019. As of June 30, 2019, the Company had current assets of $16.3 million and current liabilities of $62.5 million, resulting in a working capital deficit of $46.1 million. This compared to current assets of $24.2 million, current liabilities of $29.6 million and working capital deficit of $5.5 million at the end of 2018.

Net cash used in operating activities was $0.8 million for the six months ended June 30, 2019, compared to net cash provided by operating activities of $1.1 million for the same period of last year. Net cash used in investing activities was $5.0 million for the six months ended June 30, 2019, compared to $1.2 million for the same period of last year. Net cash used in financing activities was $5.3 million for the six months ended June 30, 2019, compared to net cash provided by financing activities of $0.8 million for the same period of last year.

Recent development

On June 25, 2019, Hebei Baoding Dongfang Paper Milling Company Limited (“Dongfang Paper”), the major operating entity of the Company, entered into an acquisition agreement (the “Agreement”) with Hebei Tengsheng Paper Co. Ltd. (“Tengsheng Paper”), pursuant to which Dongfang Paper shall acquire 100% equity interests in Tengsheng Paper and all rights, title and interest in and to all assets owned by Tengsheng Paper for total consideration of RMB 320 million (approximately $47 million). Upon the completion of the acquisition, the Company’s PM8 production line is expected to be transferred to Tengsheng Paper as a wholly-owned subsidiary of Dongfang Paper. And Dongfang Paper is expected to continuing focusing on manufacturing and distribution of tissue paper in the future.

Earnings Conference Call

To attend the conference call, please dial in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the "IT Tech Packaging Second Quarter 2019 Earnings Conference Call."

Date:	Friday, August 9, 2019

Time:	8:00 am ET

International Toll Free:	United States: +1-866-519-4004 Mainland China: 400-620-8038 Hong Kong: 800-906-601 International: +65-6713-5090
Conference ID:	3256148

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at: https://edge.media-server.com/mmc/p/r7g3wnup.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on August 9, 2019 to 9:59 am ET on August 17, 2019. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-281-990-299 if calling internationally. Use the passcode 3256148 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China's Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: ttian@weitianco.com

Phone: +1-732-910-9692

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2019 AND DECEMBER 31, 2018

(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS

Current Assets
Cash and bank balances	$1,134,371	$8,474,809
Restricted cash	-	3,642,616
Accounts receivable (net of allowance for doubtful accounts of $64,739 and $58,707 as of June 30, 2019 and December 2018, respectively)	3,172,277	2,876,632
Inventories	5,795,685	2,923,516
Prepayments and other current assets	6,245,313	6,241,299

Total current assets	16,347,646	24,158,872

Property, plant, and equipment, net	160,394,499	167,829,716
Value-added tax recoverable	2,731,423	2,810,331
Deferred tax asset non-current	9,503,459	8,277,091

Other non-current assets	46,578,883	-

Total Assets	$235,555,910	$203,076,010

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,545,740	$11,802,075
Current portion of long-term loans from credit union	320,014	2,491,549
Accounts payable	1,122,764	629,054
Advance from customers	100,635	-
Notes payable	-	3,642,616
Due to related parties	573,744	413,336
Accrued payroll and employee benefits	251,826	213,536
Other payables and accrued liabilities	52,874,954	10,222,796
Income taxes payable	667,085	219,305

Total current liabilities	62,456,762	29,634,267

Loans from credit union	6,894,846	4,706,259
Loans from a related party	2,181,913	2,185,569

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $68,802,820 and $34,008,908 as of June 30, 2019 and December 31, 2018, respectively)	71,533,521	36,526,095

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 22,022,316 shares issued	22,360	22,360
Additional paid-in capital	51,137,319	51,137,319
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(3,518,955)	(3,263,952)
Retained earnings	110,301,091	112,573,614

Total stockholders’ equity	164,022,389	166,549,915

Total Liabilities and Stockholders’ Equity	$235,555,910	$203,076,010

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenues	$33,619,948	$33,149,190	$51,070,240	$35,037,384

Cost of sales	(30,711,819)	(30,133,768)	(48,354,577)	(32,717,270)

Gross Profit	2,908,129	3,015,422	2,715,663	2,320,114

Selling, general and administrative expenses	(2,407,859)	(3,027,265)	(5,389,332)	(6,841,059)
Gain (Loss) from disposal of property, plant and equipment	-	113	-	(10,263)
Gain on acquisition of a subsidiary	31,397	-	31,397	-

Income (Loss) from Operations	531,667	(11,730)	(2,642,272)	(4,531,208)

Other Income (Expense):
Interest income	1,556	(17,344)	60,374	27,419
Subsidy income	236,288	(2,772)	236,288	250,509
Interest expense	(238,771)	(407,182)	(494,040)	(810,993)

Income (Loss) before Income Taxes	530,740	(439,028)	(2,839,650)	(5,064,273)

Provision for Income Taxes	(80,670)	549,022	567,125	1,087,991

Net Income (Loss)	450,070	109,994	(2,272,525)	(3,976,282)

Other Comprehensive Loss
Foreign currency translation adjustment	(3,548,683)	(9,603,574)	(255,003)	(2,228,016)

Total Comprehensive Loss	$(3,098,613)	$(9,493,580)	$(2,527,528)	$(6,204,298)

Earnings (Losses) Per Share:

Basic and Diluted Earnings (Losses) per Share	$0.02	$0.01	$(0.10)	$(0.19)

Outstanding – Basic and Diluted	22,022,316	21,450,316	22,022,316	21,450,316

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(Unaudited)

	Six Months Ended
	June 30,
	2019	2018

Cash Flows from Operating Activities:
Net income	$(2,272,525)	$(3,976,282)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,789,459	7,410,833
Loss from disposal and impairment of property, plant and equipment	-	10,263
Allowance for bad debts	6,224	19,075
Gain on acquisition of a subsidiary	(31,397)	-
Deferred tax	(1,259,134)	(1,091,557)
Changes in operating assets and liabilities:
Accounts receivable	(311,265)	(953,735)
Prepayments and other current assets	60,694	(2,319,121)
Inventories	(2,920,950)	4,468,468
Accounts payable	502,310	(291,710)
Advance from customers	102,170	-
Notes payable	(3,691,999)	(2,348,520)
Related parties	161,857	78,284
Accrued payroll and employee benefits	39,237	(4,929)
Other payables and accrued liabilities	558,026	684,864
Income taxes payable	454,984	(537,772)
Net Cash (Used in) Provided by Operating Activities	(812,309)	1,148,161

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(3,472,355)	(1,233,667)
Acquisition of a subsidiary	(1,549,384)	-

Net Cash Used in Investing Activities	(5,021,739)	(1,233,667)

Cash Flows from Financing Activities:
Proceeds from related party loans	-	4,697,041
Repayments of related party loans	-	(9,394,082)
Proceeds from short term bank loans	3,987,359	9,863,786
Proceeds from credit union loans	2,362,879
Repayment of bank loans	(11,637,180)	(4,383,905)

Net Cash (Used in) Provided by Financing Activities	(5,286,942)	782,840

Effect of Exchange Rate Changes on Cash and Cash Equivalents	137,936	(191,101)

Net (Decrease) Increase in Cash and Cash Equivalents	(10,983,054)	506,233

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	12,117,425	9,017,427

Cash, Cash Equivalents and Restricted Cash - End of Period	$1,134,371	$9,523,660

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$445,860	$1,110,879
Cash paid for income taxes	$222,278	$534,901

Cash and bank balances	1,134,371	5,745,284
Restricted cash	-	3,778,376
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	1,134,371	9,523,660